UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

PURSUANT TO SECTION 13 OR 15(d) OF
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 8, 2011

ENER1, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	001-34050	59-2479377
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1540 Broadway, Suite 40
New York, NY 10036
(Address of Principal Executive Offices) (Zip Code)

(212) 920-3500
(Registrant’s Telephone Number, including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

Aspire Capital Common Stock Purchase Agreement.  On November 8, 2011, Ener1, Inc. (the “Company”) received from Aspire Capital Fund, LLC (“Aspire Capital”) written notice of termination of the Common Stock Purchase Agreement, dated August 3, 2011 (the “Purchase Agreement”), between Aspire and the Company. The termination was effective as of November 8, 2011.

As further described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 4, 2011, the Purchase Agreement provided that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital would be committed to purchase up to an aggregate of $50.0 million of shares of the Company’s common stock (the “Purchase Shares”) over the two-year term of the Purchase Agreement. Prior to termination of the Purchase Agreement, the Company issued to Aspire Capital a total of 2,325,581 Purchase Shares for a purchase price of $2.0 million, and an additional 2,690,441 shares as consideration for Aspire Capital’s obligations under the Purchase Agreement.

The Purchase Agreement could be terminated by Aspire Capital any time an Event of Default, as defined under the Purchase Agreement, existed. Among other things, the Company’s delisting from NASDAQ on October 28, 2011, as discussed in the Company’s Current Report on Form 8-K filed with the SEC on October 25, 2011, and the unavailability of the registration statement relating to the resale by Aspire Capital of the Purchase Shares constituted Events of Default under the Purchase Agreement. No early termination penalties are incurred by the Company in connection with termination of the Purchase Agreement.

Jefferies Open Market Sale Agreement.  On November 9, 2011, the Company received from Jefferies & Company, Inc. (“Jefferies”) written notice of termination of the Open Market Sale Agreement, dated January 25, 2010 (the “Sale Agreement”), between Jefferies and the Company.  The termination was effective on November 11, 2011.

As further described in the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2010, the Sale Agreement provided that, upon the terms and subject to the conditions and limitations set forth therein, the Company could issue and sell shares of the Company’s common stock having an aggregate offering price of up to $60.0 million through Jefferies for a period of up to three years.  The Company issued and sold a total of 9,729,864 shares of common stock, for aggregate net proceeds of approximately $21.8 million pursuant to the Sale Agreement prior to its termination.

The Sale Agreement provided that either party was permitted to terminate the Sale Agreement at any time upon one trading day’s prior written notice to the other party. No early termination penalties are incurred by the Company in connection with the termination of the sales Agreement.

The above descriptions of the Purchase Agreement and the Sale Agreement are not complete and are qualified in their entirety by the full text thereof, each of which are incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)     Exhibits

Exhibit No.	Description
10.1
Common Stock Purchase Agreement, dated August 3, 201, between Aspire and the Company (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 4, 2011).

10.2
Open Market Sale Agreement, dated January 25, 2010, between Jefferies and the Company (incorporated by reference to Exhibit 1.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 25, 2010).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2011	Ener1, Inc.

		By:	/s/ Nicholas Brunero
Name: Nicholas Brunero
Title: Interim President and General Counsel